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                             [ARTHUR ANDERSEN LETTERHEAD]

                                                                 EXHIBIT 15.1






January 12, 1998



Federal Express Corporation
2005 Corporate Avenue
Memphis, Tennessee 38132

We are aware that Federal Express Corporation will be incorporating by reference in its previously filed Registration Statements No. 2-74000, 2-95720, 33-20138, 33-38041, 33-55055, 333-03443, and 333-07691 its Report on Form 10-Q for the
quarter ended November 30, 1997, which includes our report dated January 12, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered part of these registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



                                   Very truly yours,




                                   Arthur Andersen LLP